CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207427 on Form S-8 of Mechanics Bancorp (formerly known as HomeStreet, Inc.) of our report dated June 24, 2026, appearing in this Annual Report on Form 11-K of HomeStreet, Inc. 401(k) Savings Plan for the year ended December 31, 2025.

/s/ Crowe LLP

Houston, Texas
June 24, 2026